Exhibit 12


               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  Three months ended      Six months ended
                                       March 31               March 31
(Dollars in thousands)              2000      1999        2000        1999
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Income before taxes             $188,649  $140,834    $369,599    $235,962
Add fixed charges:
    Interest expense               6,548     7,443      12,703      16,180
    Interest factor on rent        4,360     3,416       8,796       6,993
                              --------------------------------------------------
Total fixed charges               10,908   $10,859      21,499      23,173
                              --------------------------------------------------

Earnings before fixed charges
    and taxes on income         $199,557  $151,693    $391,098    $259,135
                              ==================================================

Ratio of earnings to fixed
   Charges                          18.3      14.0        18.2        11.2